ULURU NEWS

Contact: Company
Kerry P. Gray
President & CEO
Terry K. Wallberg
Vice President & CFO
(214) 905-5145

ULURU INC.

REPORTS THIRD QUARTER 2015 FINANCIAL RESULTS

Addison, Texas, November 17, 2015; ULURU Inc. (OTCQB: ULUR) today announced its financial results for the third quarter ended September 30, 2015 and provided a review of its business activities.

Commenting on recent business activities, Kerry P. Gray, President and CEO, stated “Over the past 90 days registration activities throughout the Middle East and India have been extensive. We are currently awaiting approval of Altrazeal® in a number of markets, in particular India where we had anticipated receiving approval and making initial shipments in the third quarter. The registration process and price reimbursement has taken longer than we had previously projected. Advancements have been made extending our international marketing network where we anticipate the finalization of agreements in the near future. Also during this period, we completed an equity financing of approximately $1.4 million with a group of European investors.”

Financial Results

For the third quarter of 2015, the Company reported a net loss of $866,000, or $0.03 per share, as compared with a net loss of $679,000, or $0.03 per share, for the same period last year.  For the nine months ended September 30, 2015, the reported net loss was $2.33 million, or $0.09 per share, as compared with a net loss of $2.26 million, or $0.10 per share, for the same period last year.

Commenting on the financial results Mr. Gray added, “The third quarter revenue was adversely impacted by the timing of receipt of orders from our international distributors resulting in part from delays in receipt of registrations and finalization of labeling and our inability to ship outstanding product orders. This compares with revenues in the third quarter of 2014 which were favorably impacted by initial orders being shipped to 11 new markets. We currently have orders for in excess of 60,000 blisters which we are processing. The operating expense comparisons for both the quarter and year to date are significantly impacted by the increase in marketing expenses in 2015 associated with our European activities and a reduction in legal expenses due to the settlement of a license agreement dispute in 2014.”

Revenues
Revenues for the third quarter of 2015 were $25,000, as compared to $323,000 for the third quarter of 2014.  The net decrease of $298,000 in revenues is attributable to a decrease of $274,000 in Altrazeal® product sales to our international distributors and a decrease of $24,000 in royalties from our international distributors.

Revenues for the nine months ended September 30, 2015 were $578,000, as compared to $634,000 for the comparative period of 2014.  The net decrease of $56,000 in revenues is attributable to a decrease of $17,000 in Altrazeal® product sales to our international distributors and a decrease of $41,000 in royalties from our international distributors; which were partially offset by an increase of $2,000 in license fees related to Altrazeal®.

Research and Development
Research and development expenses for the third quarter of 2015 were $172,000, including $19,000 in share-based compensation, as compared to $173,000 for the third quarter of 2014, which included $6,000 in share-based compensation.

Research and development expenses were $596,000 for the nine months ended September 30, 2015, including $56,000 in share-based compensation, as compared to $545,000 for the nine months ended September 30, 2014, which included $17,000 in share-based compensation.  The increase of approximately $51,000 in research and development expenses was primarily due to an increase of $54,000 in scientific compensation primarily related to share-based compensation.

Selling, General and Administrative
Selling, general and administrative expenses for the third quarter of 2015 were $502,000, including $52,000 in share-based compensation, as compared to $390,000, which included $18,000 in share-based compensation, for the third quarter of 2014.  The increase of approximately $112,000 in selling, general and administrative expenses was primarily due to an increase of $105,000 in marketing costs, an increase of $34,000 related to our annual meeting of stockholder held in September 2015, an increase of $32,000 in directors fees related to share-based compensation and an increase of $14,000 in investor relations consulting and an increase of $10,000 in costs associated with financing activities. These expense increases were partially offset by a decrease of $92,000 in legal costs due to the settlement of a licensing agreement dispute.

Selling, general and administrative expenses were $1,443,000 for the nine months ended September 30, 2015, including $160,000 in share-based compensation, as compared to $1,270,000 for the nine months ended September 30, 2014, which included $54,000 in share-based compensation.  The increase of approximately $173,000 in selling, general and administrative expenses was primarily due to an increase of $260,000 in marketing costs, an increase of $98,000 in directors fees related to share-based compensation, an increase of $26,000 related to costs for investor meetings, an increase of $17,000 in administrative compensation cost primarily related to share-based compensation and an increase of $16,000 in costs associated with financing activities. These expense increases were partially offset by a decrease of $168,000 in legal costs due to settlement of a licensing agreement dispute, a decrease of $65,000 in investor relations consulting as the prior year included the recognition of a share-based compensation award and a decrease of $25,000 in commission costs relating to product licensing.

Interest Expense
Interest expense for the third quarter of 2015 was $52,000 as compared to $27,000 for the third quarter of 2014.  The increase of approximately $25,000 is primarily attributable to costs associated with our convertible debt.

Interest expense was $128,000 for the nine months ended September 30, 2015 as compared to $24,000 for the nine months ended September 30, 2014.  The increase of approximately $104,000 in interest expense is primarily attributable to the prior year expense including a credit of approximately $101,000 associated with the deduction and offset in January 2014 of the outstanding notes receivable against the outstanding principle due on the convertible promissory note and the final payoff of the convertible promissory note in March 2014.

Foreign Currency Transaction Gain (Loss)
Foreign currency transaction gain for the third quarter of 2015 was $1,000 as compared to a loss of $10,000 for the third quarter of 2014.  The gain is related to the fluctuations in the Euro exchange rate experienced during 2014 and 2015 and the pricing of Altrazeal® to our international distributors being denominated in Euros.

Foreign currency transaction loss $57,000 for the nine months ended September 30, 2015 as compared to a loss of $10,000 for the nine months ended September 30, 2014.  The increase of approximately $47,000 is as noted above.

About ULURU Inc.:
ULURU Inc. is a specialty pharmaceutical company focused on the development of a portfolio of wound management and oral care products to provide patients and consumers improved clinical outcomes through controlled delivery utilizing its innovative Nanoflex® Aggregate technology and OraDisc™ transmucosal delivery system. For further information about ULURU Inc., please visit our website at www.uluruinc.com.  For further information about Altrazeal®, please visit our website at www.altrazeal.com.

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended, including but not limited to statements made relating to future financial performance of ULURU Inc. (the "Company"), the advancement of licensing discussions for additional markets, the anticipated launch of Altrazeal® in various markets and countries, the demonstration of clinical benefits and cost benefits of Altrazeal®, the completion of strategic alliances, the anticipated escalation of revenues, positive cash flows, and improved profitability in 2015, and the acceptance of Altrazeal® by medical practitioners.  When used in this press release, the words “believe,” "expect" and "anticipate" and similar expressions may be indicative of forward-looking statements including without limitation statements relating to the regulatory results for our products.  These statements by their nature involve substantial risks and uncertainties, certain of which are beyond the Company's control. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of an unanticipated event. Further, management cannot assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.   These statements are subject to numerous risks and uncertainties, including but not limited to the risk factors detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and other reports filed by us with the Securities and Exchange Commission.

ULURU Inc.
SUMMARY OF RESULTS

STATEMENTS OF OPERATIONS DATA

	Three Months Ended September 30,		Nine months Ended September 30,
	2015	2014	2015	2014
Revenues
License fees	$16,157	$14,861	$46,675	$44,098
Royalty income	---	24,439	---	41,452
Product sales, net	8,642	283,483	531,769	548,508
Total Revenues	24,799	322,783	578,444	634,058

Costs and Expenses
Cost of product sold	4,246	223,646	187,062	377,779
Research and development	172,169	172,556	595,663	544,574
Selling, general and administrative	502,165	389,876	1,443,356	1,270,228
Amortization of intangible assets	119,763	119,763	355,385	355,385
Depreciation	41,973	58,702	146,500	178,809
Total Costs and Expenses	840,316	964,543	2,727,966	2,726,775
Operating (Loss)	(815,517)	(641,760)	(2,149,522)	(2,092,717)

Other Income (Expense)
Interest and miscellaneous income	---	198	211	5,258
Interest (expense) income	(51,765)	(27,030)	(127,919)	(24,061)
Equity in earnings (loss) of unconsolidated subsidiary	---	---	---	---
Foreign currency transaction gain (loss)	1,192	(10,267)	(56,512)	(10,267)
Loss on early extinguishment of convertible note	---	---	---	(135,078)
(Loss) Before Income Taxes	(866,090)	(678,859)	(2,333,742)	(2,256,865)

Income taxes	---	---	---	---
Net (Loss)	$(866,090)	$(678,859)	$(2,333,742)	$(2,256,865)

Basic and diluted net (loss) per common share	$(0.03)	$(0.03)	$(0.09)	$(0.10)

Weighted average number of common shares outstanding	24,968,383	24,518,208	24,733,299	23,363,579

ULURU Inc.

SELECTED CONDENSED CONSOLIDATED BALANCE SHEET DATA

	September 30, 2015	December 31, 2014
	(Unaudited)	(Audited)

Cash and cash equivalents	$2,289	$550,458
Current assets	1,971,855	1,815,999
Property and equipment, net	286,397	432,110
Other assets	2,858,373	3,213,758
Total assets	5,116,625	5,461,867

Current liabilities	3,475,899	1,868,772
Long term liabilities – promissory note payable	---	---
Long term liabilities – deferred revenue	825,278	839,174
Total liabilities	4,301,177	2,707,946
Total stockholders’ equity	815,448	2,753,921